AMERICAN FUNDS INSURANCE SERIES

Amended and restated

INVESTMENT ADVISORY AND SERVICE AGREEMENT

THIS amended and restated investment advisory and service AGREEMENT, dated and effective as of the 10th day of September 2024, is made and entered into by and between AMERICAN FUNDS INSURANCE SERIES, a Massachusetts business trust (the “Series”), on behalf of its Global Growth Fund, Global Small Capitalization Fund, U.S. Small and Mid Cap Equity Fund, Growth Fund, International Fund, New World Fund, Capital World Growth and Income Fund, Growth-Income Fund, International Growth and Income Fund, Washington Mutual Investors Fund, Capital Income Builder, Asset Allocation Fund, American Funds Global Balanced Fund, American Funds Mortgage Fund, The Bond Fund of America, Corporate Bond Fund, Capital World Bond Fund, American High-Income Trust, Ultra-Short Bond Fund and U.S. Government Securities Fund, (hereinafter called the “Funds”) and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (the “Investment Adviser”).

W I T N E S S E T H

The Series is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Investment Adviser is registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Series and to other investment companies.

NOW, THEREFORE, in consideration of the promises and the mutual undertakings of the parties, it is covenanted and agreed as follows:

1.       The Series hereby employs the Investment Adviser to provide investment advisory and administrative services to the Funds. The Investment Adviser hereby accepts such employment and agrees to render the services to the extent herein set forth, for the compensation herein provided. The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Series.

2. (a) The Investment Adviser will provide general management services to the Funds, including overall supervisory responsibility for the general management and investment of the Funds’ assets, giving due consideration to the policies of the Series as expressed in the Series’ declaration of trust, by-laws, registration statement under the 1940 Act and registration statement under the

Securities Act of 1933, as amended (the “1933 Act”), as well as to the factors affecting the Funds’ status as a regulated investment company under the Internal Revenue Code of 1986, as amended.

(b)       The Investment Adviser may delegate its investment management responsibilities under paragraph 2(a), or a portion thereof, to one or more entities that are direct or indirect subsidiaries of the Investment Adviser or at least majority owned subsidiaries of The Capital Group Companies, Inc. and registered as investment advisers under the Investment Adviser’s Act of 1940 (each a “Subsidiary”), pursuant to an agreement between the Investment Adviser and the Subsidiary (the “Subsidiary Agreement”). The Subsidiary Agreement with any Subsidiary to which the Investment Adviser proposes to delegate its investment management responsibilities must be approved by the Series’ Board of Trustees, including a majority of the Trustees who are not parties to this Agreement nor interested persons of any such party within the meaning of the 1940 Act (“Independent Trustees”). Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the 1940 Act, except to the extent permitted by any exemptive order of the U.S. Securities and Exchange Commission (“SEC”), or similar relief.

(c)       The Investment Adviser will, subject to the review and approval of the Board of Trustees of the Series: (i) set the Funds’ overall investment strategies; (ii) except to the extent delegated to one or more Subsidiaries, have full investment discretion for the Funds and make all determinations with respect to the investment of the Funds’ assets, and any steps that may be necessary to implement any investment decisions; (iii) evaluate, select and recommend Subsidiaries to manage all or a part of the Funds’ assets; (iv) when appropriate, allocate and reallocate the Funds’ assets among multiple Subsidiaries; (v) monitor and evaluate the performance of Subsidiaries; and (vi) implement procedures reasonably designed to ensure that the Subsidiaries comply with the Funds’ investment objective, policies and restrictions. The Investment Adviser shall be solely responsible for paying the fees of any Subsidiary.

(d)       Any Subsidiary Agreement may provide that the Subsidiary, subject to the control and supervision of the Series’ Board of Trustees and the Investment Adviser, shall have full investment discretion for the Funds and shall make all determinations with respect to (i) the investment of the Funds’ assets assigned to the Subsidiary; (ii) the purchase and sale of portfolio securities with those assets, and (iii) any steps that may be necessary to implement an investment decision. The Investment Adviser will periodically evaluate the continued advisability of retaining any Subsidiary and will make recommendations to the Series’ Board of Trustees, as needed.

(e)       The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Funds, including the daily determination of net asset value per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Series. The Investment

Adviser shall also, at its expense, provide the Series with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Series.

(f)       The Investment Adviser shall maintain (and cause each Subsidiary to maintain) all books and records with respect to the Funds’ investment management activities that are required to be maintained pursuant to the 1940 Act and the rules thereunder, as well as any other applicable legal requirements. The Investment Adviser acknowledges and agrees that all such records are the property of the Funds, and it shall maintain and preserve such records in accordance with applicable law and provide such records promptly to the Funds upon request.

(g)       The Investment Adviser shall prepare and submit to the Funds all data on the performance of its duties as investment adviser for required filings with governmental agencies or for the preparation of reports to the Board of Trustees or the shareholders of the Funds and shall cause each Subsidiary to do so.

(h)       The Investment Adviser shall furnish from time to time such other appropriate information as may be reasonably requested by the Funds.

3.       The Series shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Series, its qualification to do business in the State of California, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; service and distribution expenses pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act; expenses incurred for shareholder servicing, recordkeeping, transactional services, tax and informational returns and fund and shareholder communications; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Funds (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to Independent Trustees; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Series.

4. (a) The Series shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month fees calculated at the annual rates of:

Global Growth Fund: 0.475% on the first $15.0 billion of net assets, plus 0.435% on net assets in excess of $15.0 billion;

Global Small Capitalization Fund: 0.647% on the first $15.0 billion of net assets, plus 0.615% on net assets in excess of $15.0 billion;

U.S. Small and Mid Cap Equity Fund: 0.45% on all net assets;

Growth Fund: 0.50% on the first $600 million of net assets, plus 0.45% on net assets from $600 million to $1.0 billion, plus 0.42% on net assets from $1.0 billion to $2.0 billion, plus 0.37% on net assets from $2.0 billion to $3.0 billion, plus 0.35% on net assets from $3.0 billion to $5.0 billion, plus 0.33% from $5.0 billion to $8.0 billion, plus 0.315% on net assets from $8.0 billion to $13.0 billion, plus 0.30% on net assets from $13.0 billion to $21.0 billion, plus 0.29% on net assets from $21.0 billion to $27.0 billion, plus 0.285% on net assets from $27.0 billion to $34.0 billion, plus 0.28% on net assets from $34.0 billion to $44.0 billion, plus 0.275% on net assets in excess of $44.0 billion;

International Fund: 0.478% on the first $15.0 billion of net assets, plus 0.45% on net assets from $15.0 billion to $17.0 billion, plus 0.44% on net assets from $17.0 billion to $21.0 billion, plus 0.43% on net assets in excess of $21.0 billion;

New World Fund: $0.577% on the first $15.0 billion of net assets, plus 0.51% on net assets in excess of $15.0 billion;

Capital World Growth and Income Fund: 0.475% on the first $15.0 billion of net assets, plus 0.435% on net assets in excess of $15.0 billion;

Growth-Income Fund: 0.50% on the first $600 million of net assets, plus 0.45% on net assets from $600 million to $1.5 billion, plus 0.40% on net assets from $1.5 billion to $2.5 billion, plus 0.32% on net assets from $2.5 billion to $4.0 billion, plus 0.285% on net assets from $4.0 billion to $6.5 billion, plus 0.256% on net assets from $6.5 billion to $10.5 billion, plus 0.242% on net assets from $10.5 billion to $13.0 billion, plus 0.235% on net assets from $13.0 billion to $17.0 billion, plus 0.23% on net assets from $17.0 billion to $21.0 billion, plus 0.225% on net assets from $21.0 billion to $27.0 billion, plus 0.222% on net assets from $27.0 billion to $34.0 billion, plus 0.219% on net assets from $34.0 billion to $44.0 billion, plus 0.217% on net assets in excess of $44.0 billion;

International Growth and Income Fund: 0.478% on the first $15.0 billion of net assets, plus 0.45% on net assets in excess of $15.0 billion;

Washington Mutual Investors Fund: 0.374% on the first $15.0 billion of net assets, plus 0.35% on assets in excess of $15.0 billion;

Capital Income Builder: 0.357% on the first $15.0 billion of net assets, plus 0.33% on net assets in excess of $15.0 billion;

Asset Allocation Fund: 0.50% on the first $600 million of net assets, plus 0.42% on net assets from $600 million to $1.2 billion, plus 0.36% on net assets from $1.2 billion to $2.0 billion, plus 0.32% on net assets from $2.0 billion to $3.0 billion, plus 0.28% on net assets from $3.0 billion to $5.0 billion, plus 0.26% on net assets from $5.0 billion to $8.0 billion, plus 0.25% on net assets from $8.0 billion to $13.0 billion, plus 0.244% on net assets from $13.0 billion to $21.0 billion, plus 0.24% on assets from $21.0 billion to $34.0 billion, plus 0.236% on net assets in excess of $34.0 billion;

American Funds Global Balanced Fund: 0.446% on the first $15.0 billion of nets assets, plus 0.42% on net assets in excess of $15.0 billion;

American Funds Mortgage Fund: 0.295% on the first $15.0 billion of net assets, plus 0.28% on net assets in excess of $15.0 billion;

The Bond Fund of America: 0.352% on the first $15.0 billion of net assets, plus 0.32% on net assets in excess of $15.0 billion;

Corporate Bond Fund: 0.46% on all net assets;

Capital World Bond Fund: 0.431% on the first $15.0 billion of net assets, plus 0.36% on net assets in excess of $15.0 billion;

American High-Income Trust: 0.404% on the first $15.0 billion of net assets, plus 0.386% on net assets in excess of $15.0 billion;

Ultra-Short Bond Fund: 0.257% on the first $15.0 billion of net assets, plus 0.242% on net assets in excess of $15.0 billion; and

U.S. Government Securities Fund: 0.295% on the first $15.0 billion of net assets, plus 0.28% on net assets in excess of $15.0 billion.

(b)       Such fees shall be accrued daily, and the daily rate shall be computed based on the actual number of days per year. For the purposes hereof, the net assets of the Funds shall be determined in the manner set forth in the declaration of trust and registration statement of the Series. The advisory fee shall be payable for the period commencing on September 10, 2024 and ending on the date of termination hereof and shall be prorated for any fraction of a month at the beginning or the termination of such period.

5.       This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Series or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Series, on sixty (60) days’ written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Series. Unless sooner terminated in accordance with this provision, this Agreement shall continue until April 30, 2025. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Series, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Series. In either event, any such renewal must be approved by a majority of the Independent Trustees at a meeting called for the purpose of voting on such approval. This Agreement shall be approved, amended, continued or renewed in accordance with requirements of the 1940 Act and rules, orders and guidance adopted or issued by the U.S. Securities and Exchange Commission.

6.       This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith.

7.       Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.

8.       The Investment Adviser shall not be liable to the Series or its shareholders for any error of judgment, for any mistake of law, for any loss arising out of any investment or for any act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

9.       The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Funds individually, but bind only the Series’ estate. The Investment Adviser agrees to look solely to the assets of the Funds for the satisfaction of any liability in respect of the Funds under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

10.       The Series acknowledges and agrees that the names, “American Funds” and “Capital” or any derivatives thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Series shall have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue in effect. Upon termination of this Agreement the Series shall forthwith cease to use such names (or derivatives or logos).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized, as of September 10, 2024.

CAPITAL RESEARCH AND MANAGEMENT COMPANY	AMERICAN FUNDS INSURANCE SERIES

By /s/ Walter R. Burkley	By /s/ Courtney R. Taylor
Walter R. Burkley	Courtney R. Taylor
Senior Vice President & General Counsel	Secretary